EXHIBIT 99.1     PRESS RELEASE

NEWS RELEASE

From:                 American Financial Holdings, Inc.
Contacts:             Cynthia B. Armstrong, Senior Vice President (860) 827-2523
                      Judith E. Falango, Vice President (860) 612-2711

             AMERICAN FINANCIAL HOLDINGS, INC. ANNOUNCES PRELIMINARY
                       ALLOCATION OF MERGER CONSIDERATION

      New Britain, Connecticut, January 7, 2002 - American Financial Holdings, Inc. (Nasdaq/NMS:AMFH) announced today the preliminary allocation of consideration that stockholders of American Bank of Connecticut (AMEX:BKC) would receive in the merger (after giving effect to elections made by stockholders by the election deadline and the proration and allocation methods in the merger agreement). Based on information provided by American Financial's exchange agent, American Bank stockholders who elected to receive cash will have their elections honored. It is anticipated that American Bank stockholders who elected to receive all American Financial stock and American Bank stockholders who elected to receive a combination of cash and American Financial common stock will receive a combination of cash and American Financial common stock based on the proration formula in the merger agreement. Those American Bank stockholders who did not submit election forms will be sent a letter of transmittal indicating the procedure for such stockholders to submit their American Bank stock certificates and to receive the merger consideration payable to them.

      The merger is expected to close on or about January 18, 2002.

      American  Financial  Holdings,  Inc. is the holding  company for  American
Savings Bank, which was established in 1862. American Savings operates 17 branches in 12 communities throughout central Connecticut. Following the acquisition, American Savings will double its branch size to 34 and will operate in nine additional communities. More information can be found on the Company's website: www.americanfinancialholdings.com.
         ---------------------------------